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EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     OMNICARE, INC. AND SUBSIDIARY COMPANIES
                                    UNAUDITED
                                 (in thousands)

                                                             Three Months Ended                    Nine Months Ended
                                                                September 30,                         September 30,
                                                          -----------------------              -------------------------
                                                            2003           2002                  2003             2002
                                                          --------        -------              --------         --------
Income before Income Taxes                                $ 78,227        $46,895              $213,570         $140,625
Add:
      Interest Expense                                      25,175         13,355                61,562           40,041
      Amortization of Debt Expense                           1,141            984                 3,085            2,949
      Interest Portion of Rent Expense                       3,080          3,118                 9,198            7,890
                                                          --------        -------              --------         --------
           Adjusted Income                                $107,623        $64,352              $287,415         $191,505
                                                          ========        =======              ========         ========

Fixed Charges
      Interest Expense                                    $ 25,175        $13,355              $ 61,562         $ 40,041
      Amortization of Debt Expense                           1,141            984                 3,085            2,949
      Interest Portion of Rent Expense                       3,080          3,118                 9,198            7,890
                                                          --------        -------              --------         --------
           Fixed Charges                                  $ 29,396        $17,457              $ 73,845         $ 50,880
                                                          ========        =======              ========         ========

Ratio of Earnings to Fixed Charges (1)                         3.7  x         3.7  x                3.9  x           3.8  x
                                                          ========        =======              ========         ========

(1) The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes plus fixed charges by fixed charges. Fixed charges consist of interest expense on debt (including the amortization of debt expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.